Synergy Resources Corporation Provides Operations Update; Changes in Fiscal Year End and Board of Directors

DENVER, CO -- (Marketwired) -- 03/01/16 -- Synergy Resources Corporation ("Synergy" or the "Company") (NYSE MKT: SYRG) issued an update regarding its operations in the Wattenberg Field, and changes to the Company’s year-end and its Board of Directors.
OPERATIONS UPDATE
The Company is finishing the drilling activities on its Vista pad where ten standard length wells, approximately 4,200 feet in lateral length, are being drilled to test the Niobrara A (3 wells), Niobrara C (4 wells), and Codell Formation (3 wells). Four of the wells were drilled in late 2015 and utilized an intermediate string of casing. In late January 2016 a newer build rig was mobilized to drill the last six wells allowing the Company to utilize technology that eliminates the intermediate string of casing, reducing drill time and costs. The Company owns an approximate 77% WI, 65% NRI interest in the wells and the timing of completion activities is discretionary based upon service costs and commodity prices.
The rig will be mobilized to Synergy’s recently acquired 1,100 acre Fagerberg pad, where the Company has an approximate 96% WI, 77% NRI interest in the wells. The Fagerberg pad will consist of 14 mid-length lateral wells, approximately 7,900 feet in lateral length, to test the Niobrara A (2 wells), Niobrara B (5 wells), Niobrara C (3 wells), and Codell Formation (4 wells).
During the Company’s first fiscal quarter, four mid-length wells on its Bestway pad, where the Company has an approximate100% WI, 85% NRI interest in the wells, were completed with one well in each of the Niobrara A, Niobrara B, Niobrara C, and Codell formations. During the first 90 days of production the wells have averaged approximately 730 BOED each. While the Niobrara C well has the highest cumulative oil production to date, it is too early to make definitive comments on the individual formations. These results have been achieved despite intermittent high line pressure issues which have impeded optimum production on the pad.
The only completions since November 30, 2015 were eight standard length wells on the Wind pad, where the Company has an approximate 100% WI, 75% NRI interest in the wells. The wells consist of Niobrara A (2 wells), Niobrara C (4 wells), and Codell Formation (2 wells). Production information on these wells will be provided after 90 days of production.
Lynn Peterson, Chairman and CEO of the Company stated “We are excited with the early production results of the Bestway wells and feel the wells generally are tracking above a 750 M BOE type curve each. We are also pleased with the performance of the newer rig we mobilized earlier this year. The first six wells drilled by the rig and crew have gone well and we expect additional efficiencies as we move to the Fagerberg pad.”
FISCAL YEAR END AND BOARD OF DIRECTORS CHANGES
Synergy also announced that its Board of Directors has approved a change in its fiscal year end from August 31 to December 31. As part of the change in year end, in late April the Company will file a 10KT, covering the four months ending December 31, 2015. The Company will file its first calendar quarter results for the period ended March 31, 2016 in early May 2016, and after that will follow a normal calendar year reporting schedule.
Bill Conrad, who has been a director of the Company since its inception, has stepped down from the Board effective March 1, 2016. For the immediate future, there are no plans to fill the vacancy created by Mr. Conrad’s resignation.
Mr. Peterson remarked, “The change of year end is something that our investors have asked for over the past few years. This change to a calendar year end will put us on the same reporting period as our peers making it easier to track our performance. Regarding the change in our

Board, I would like to thank Bill Conrad for his efforts on Synergy’s behalf and wish him well in his future endeavors.”
About Synergy Resources Corporation
Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Denver, Colorado.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this news release related to the Company's future plans and opportunities, including statements regarding drilling plans, expected drilling results and additional efficiencies, and all other statements other than statements of historical fact are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. Synergy urges you to carefully review and consider the cautionary statements made in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended August 31, 2015, filed with the Securities and Exchange Commission ("SEC") on October 16, 2015, and other filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. Synergy undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

Investor Relations Contact:
Jon Kruljac
Synergy Resources Corporation
Tel 720-616-4308
Email: jkruljac@syrginfo.com
Source: Synergy Resources Corporation